                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                PRONET INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
    (5) Total fee paid:
        ------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid:
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
    (3) Filing Party:
        ------------------------------------------------------------------------
    (4) Date Filed:
        ------------------------------------------------------------------------

                                PRONET INC.
                             6340 LBJ FREEWAY
                            DALLAS, TEXAS 75240


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON NOVEMBER 20, 1996


To the Stockholders of ProNet Inc.

     Notice is hereby given that the Annual Meeting of Stockholders of ProNet Inc., a Delaware corporation (the "Company"), will be held at the Westin Hotel, Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas 75240, on Wednesday, November 20, 1996, at 1:00 p.m., Dallas, Texas time, for the following purposes:

     (a) To elect five directors to hold office until the next Annual Meeting of Stockholders; and

     (b) To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     The close of business on October 3, 1996, has been fixed by the Board of Directors as the record date for the Annual Meeting. Only stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof, notwithstanding the transfer of any stock on the books of the Company after such record date.

     A Proxy Statement, Proxy Card and Annual Report on the Company's operations during the fiscal year ended December 31, 1995, accompany this notice.

     It is important that your shares be represented at the Annual Meeting. Therefore, if you do not expect to attend in person, please sign and date the enclosed Proxy Card and return it in the enclosed envelope. No postage is required. If you attend the Annual Meeting, you will be entitled to vote in person. In any event, a proxy may be revoked at any time before it is exercised.

                                       By Order of the Board of Directors


                                                    Mark A. Solls
                                                      Secretary

Dallas, Texas
October 18, 1996

                                  PRONET INC
                               6340 LBJ FREEWAY
                              DALLAS, TEXAS 75240

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished to stockholders of ProNet Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at the Westin Hotel, Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas, 75240, on Wednesday, November 20, 1996, at 1:00 p.m., Dallas, Texas time, or at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors solicits your proxy on the enclosed form.

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company. The cost of the solicitation of proxies for this meeting, including the cost of mailing, will be borne by the Company. In addition to the solicitation of proxies by use of the mails, proxies also may be solicited by personal interview, telecopy or telephone by directors, officers, employees and agents of the Company, with no additional compensation to such persons. The Company also may engage the service of others to solicit proxies in person or by telephone or telecopy. The cost of all such additional solicitations, together with the expenses of brokers who at the request of the Company mail proxy material to their customers, will be borne by the Company.

     The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent to stockholders is October 18, 1996.

     The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting has been established by the Board of Directors as the close of business on October 3, 1996. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting, notwithstanding any subsequent transfer of any stock on the books of the Company. As of October 3, 1996, the Company had issued and outstanding and entitled to vote at the Annual Meeting 11,575,437 shares of common stock, $.01 par value per share ("Common Stock").

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote is necessary to constitute a quorum at the Annual Meeting. Except for the election of directors, any matters to be voted on will be decided by a majority of the shares represented and voting in person or by proxy. Directors will be elected by a plurality of the votes of the shares represented voting in person or by proxy. With respect to the election of directors, votes may be cast in favor or withheld. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the Annual Meeting. Cumulative voting is not permitted in the election of directors.

     Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners. In addition, brokers are entitled to vote on certain "discretionary items" even when they have not received instructions from beneficial owners. Brokers are not permitted to vote (a "broker non-vote") for other "non-discretionary" items without specific instructions from the beneficial owners. Broker non-votes on non-discretionary items will be treated as shares as to which voting power has been withheld by the beneficial owner and, therefore, as shares not entitled to vote on the item as to which there is a broker non-vote. In determining whether an individual nominee for election as a director of the Company has received the requisite number of affirmative votes, votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect. Any stockholder giving the proxy enclosed with this Proxy Statement has the power to revoke such proxy at any time prior to the exercise thereof by giving written notice of such revocation to the Company at or prior to the Annual Meeting, by executing and submitting a proxy bearing a later date or by attending the Annual Meeting and voting in person the shares of stock such stockholder is entitled to vote.

     Proxies in the accompanying form, if properly executed and returned, will be voted at the Annual Meeting in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to any of the following matters will be voted as follows: (i) "FOR" the election of the five persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors; and (ii) in accordance with the discretion of the holders of such proxies with respect to any other business that properly comes before the stockholders at the Annual Meeting or any adjournment(s) thereof. The Board of Directors knows of no matters, other than the election of directors, to be presented for consideration at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the accompanying proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the Annual Meeting from time to time.

                            STOCK OWNERSHIP OF MANAGEMENT
                              AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of September 30, 1996, regarding the amount and nature of the beneficial ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of its directors and nominees for director, (iii) each executive officer of the Company named in the Summary Compensation Table below and (iv) all of the Company's directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power in the shares of Common Stock shown as beneficially owned by such persons.

                                                          BENEFICIAL OWNERSHIP
                                                                  AS OF
                                                           SEPTEMBER 30, 1996
                                                      --------------------------

                                                       NUMBER OF     PERCENT OF
                                                       SHARES OF     OUTSTANDING
NAME OF BENEFICIAL OWNER                              COMMON STOCK  COMMON STOCK
------------------------                              ------------   -----------
PRINCIPAL STOCKHOLDERS:
  Wellington Management Company, LLP(1)...............  1,336,000       11.54%
DIRECTORS AND OFFICERS:
  Bo Bernard (2)......................................    118,113        1.01
  Thomas V. Bruns (3).................................      9,333        *
  Harvey B. Cash (3)..................................     28,333        *
  Jan E. Gaulding (4).................................     77,174        *
  Edward E. Jungerman (5).............................      8,333        *
  Jackie R. Kimzey (6)................................    161,193        1.39
  Mark C. Masur (7)...................................    120,333        1.04
  Mark A. Solls (8)...................................      5,501        *
  David J. Vucina (9).................................     58,333        *
All directors and executive officers as a group
  (10 persons) (10)...................................    662,889        5.54
-----------
*REPRESENTS LESS THAN 1% OF THE SHARES OUTSTANDING

(1) Wellington Management Company, LLP ("WMC") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended. As of September 30, 1996 WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 1,336,000 shares of Common Stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class except for Hartford Capital Appreciation Fund, Inc.

     As of September 30, 1996, WMC had shared voting power with respect to 1,041,700 shares and shared dispositive power with respect to all 1,336,000 shares. The business address of WMC is 75 State Street, Boston, Massachusetts 02109.

(2) Includes 64,000 shares subject to currently exercisable options or options exercisable within 60 days after November 30, 1996 and 714 shares beneficially owned by Mr. Bernard's child.

(3) Includes 8,333 shares subject to currently exercisable options or options exercisable within 60 days after November 30, 1996.

(4) Includes 61,325 shares subject to currently exercisable options or options exercisable within 60 days after November 30, 1996.

(5) Represents shares subject to currently exercisable options or options exercisable within 60 days after November 30, 1996.

(6) Includes 56,000 shares subject to currently exercisable options or options excercisable within 60 days after November 30, 1996 and 61,000 shares beneficially owned by Mr. Kimzey's children.

(7) Includes 8,333 shares subject to currently exercisable options or options exercisable within 60 days after November 30, 1996 and 100,000 shares beneficially owned by Silver Creek Fund of which Mr. Masur is the sole general partner. Mr. Masur has sole voting and investment power in the shares beneficially owned by such partnership.

(8) Includes 5,000 shares subject to currently exercisable options or options exercisable within 60 days after November 30, 1996.

(9) Includes 56,500 shares subject to currently exercisable options or options exercisable within 60 days after November 30, 1996.

(10) Includes 340,157 shares subject to currently exercisable options or options exercisable within 60 days after November 30, 1996.

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and beneficial owners of more than ten percent of the Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of the Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during fiscal year 1995, all filing requirements applicable to its officers, directors, and ten percent beneficial owners were satisfied except that Ms. Jan E. Gaulding inadvertently filed a Form 4, reporting the exercise of stock options, late; and Mr. Jackie R. Kimzey, Mr. David J. Vucina, Ms. Jan E. Gaulding and Mr. Mark A. Solls inadvertently filed Form 4's, reporting the purchase of Common Stock under the Company's Employee Stock Purchase Plan, late.

                            ELECTION OF DIRECTORS

     Five directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified.

     Votes authorized by the enclosed proxy will be cast for the five persons named below. If any of such persons are unavailable for election at the date of the Annual Meeting, the stock represented by proxy will be voted for such nominees as the Board of Directors shall designate. There is no family relationship between or among any director, executive officer or person nominated or chosen to become a director or executive officer of the Company. Mark C. Masur, a director of the Company since 1984, has delivered his resignation to the Board of Directors to be effective November 20, 1996. At that time, the number of the Board of Directors will be reduced from six to five members. Management at this time has no reason to believe that any of the nominees will be unavailable for election.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW.

     Thomas V. Bruns, age 63, has been a director of the Company since May 1991. Mr. Bruns has been Chairman of the Board of Zaun Equipment Company, a power equipment distributor company, since 1986.

     Harvey B. Cash, age 57, has been a director of the Company since 1982. Mr. Cash was Chairman of the Board of the Company from 1982 until March 1990. Mr. Cash is currently general partner of Berry Cash Southwest Partnership, a venture capital fund. Mr. Cash is Chairman of the Board of Cyrix Corporation, a publicly held microprocessor company, and currently also serves on the Boards of Directors of the following public companies: i2 Technologies, Inc., a provider of supply chain management software; Aurora Electronics, Inc., a distributor of recycled integrated circuit boards and computer components; Benchmarq Microelectronics, Inc., a developer of chips and chipsets for portable electronic devices; AMX Corporation, a manufacturer of remote control systems; and Heritage Media Corporation, an owner and operator of radio and television stations.

     Edward E. Jungerman, age 53, has been a director of the Company since 1992. Mr. Jungerman has been President of Impulse Telecommunications Corporation, a strategic telecommunications consulting firm, since 1986. He has over 25 years experience in the telecommunications field, including senior executive positions at Northern Telecom, Inc. and private, start-up ventures in the specialized advanced telecommunications services field.

     Jackie R. Kimzey, age 43, is a founder of the Company and has been a director of the Company since 1983. Mr. Kimzey has been Chairman of the Board of the Company since March 1990 and Chief Executive Officer of the Company since May 1983. Mr. Kimzey served as President of the Company from May 1983 until May 1991.

     David J. Vucina, age 42, joined the Company in August 1988 and has been a director of the Company since 1994. Mr. Vucina served as Executive Vice President of the Company and President and Chief Operating Officer of ProNet Medical Communications, the Company's medical communications division until May 1991, at which time he was elected President and Chief Operating Officer of the Company.

               THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                      "FOR" THE PROPOSED DIRECTORS.

                            RELATED TRANSACTIONS

    Since March 1992, upon management's request, Impulse Telecommunications Corporation ("Impulse") has provided consulting services in the area of personal communications services to the Company. Mr. Jungerman is the President of, and owns a controlling interest in, Impulse. During the last fiscal year, the Company paid Impulse $28,300 for these consulting services, an amount which management believes is fair and reasonable and as favorable to the Company as could have been obtained from a wholly unrelated party.

              MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings in 1995. Each director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served.

     The Board of Directors has a Compensation Committee that in 1995 consisted of Messrs. Bruns, Cash, Jungerman, and Masur. The Compensation Committee makes recommendations to the Board of Directors concerning compensation policies and salaries of executive officers. The Compensation Committee also administers the Company's 1995 Long-Term Incentive Plan, 1987 Stock Option Plan and the 1994 Employee Stock Purchase Plan. The
Compensation Committee met once during 1995.

     The Board of Directors has an Audit Committee that in 1995 consisted of Messrs. Cash and Masur. The Audit Committee consults with the Company's independent auditors and with personnel from the Company's financial department on corporate accounting and financial reporting matters. The Audit Committee also makes recommendations to the Board of Directors regarding the appointment of independent auditors to serve as auditors for the Company. The Audit Committee met once in 1995.

     The Board of Directors does not have a nominating committee.

     The Company currently has a policy whereby each non-employee director receives a $4,000 annual retainer and $1,000 for each Board meeting attended. All directors of the Company are reimbursed for traveling costs and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

     On May 22, 1991, the Company granted to Mr. Bruns, as a newly elected non-employee director, an option to purchase 7,500 shares of Common Stock at an exercise price equal to the closing price of the Common Stock as quoted on the NASDAQ National Market System on May 22, 1991. On July 2, 1991, the Company adopted a Non-Employee Director Stock Option Plan which provides for a one-time grant of an option to purchase 7,500 shares of Common Stock of the Company to each non-employee director of the Company who at the time of adoption previously had not received a stock option grant (Messrs. Cash and Masur), and to any subsequent outside director who is elected and begins serving on the Company's Board of Directors on or before July 1, 2001 (Mr. Jungerman). Options granted under this plan may be exercised after the director has completed six months of service as a member of the Board after the date on which the director was granted the option. The exercise price of each option granted under this plan on the effective date of the plan (July 2, 1991) was the closing price of the Company's Common Stock as quoted on the NASDAQ National Market System on such effective date, and the exercise price of subsequently granted options is the closing price of the Company's Common Stock as quoted on the NASDAQ National Market System as of the date the grantee is elected to the Company's Board of Directors.

     On May 25, 1995, the Company adopted the 1995 Long-Term Incentive Plan which provides for automatic annual grants of non-qualified stock options to purchase 2,500 shares of Common Stock to each non-employee director. The exercise price of each director option will be the fair market value per share of Common Stock (equal to the closing price of the Common Stock as quoted on the NASDAQ National Market System) on the date of grant and such options will vest equally over a period of three years from the date of grant.

                             EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

          NAME                              OFFICE CURRENTLY HELD
          ----                              ---------------------
          Jackie R. Kimzey................  Chairman of the Board, Chief
                                             Executive Officer and Director
          David J. Vucina.................  President, Chief Operating Officer
                                             and Director
          Bo Bernard......................  Executive Vice President
          Jan E. Gaulding.................  Senior Vice President, Treasurer
                                             and Chief Financial Officer
          Jeffery A. Owens................  Senior Vice President and
                                             Chief Technology Officer
          Mark A. Solls...................  Vice President, Secretary and
                                             General Counsel

     Mr. Kimzey is currently a director of the Company. See "Election of Directors" above for additional information regarding Mr. Kimzey.

     Mr. Vucina is currently a director of the Company. See "Election of Directors" above for additional information regarding Mr. Vucina.

     Mr. Bernard, age 50, is a founder of the Company. He served as Senior Vice President of the Company from May 1983 until July 1991. In July 1991, he was elected Executive Vice President of the Company. Mr. Bernard is responsible for expansion programs for the Company.

     Ms. Gaulding, age 42, joined the Company in March 1984 and served as Vice President - Finance, Treasurer and Chief Financial Officer until January 1994 at which time she was elected Senior Vice President, Treasurer and Chief Financial Officer of the Company. Ms. Gaulding served as Secretary of the Company from February 1986 until December 1994. As Chief Financial Officer, Ms. Gaulding has primary responsibility for the Company's financial, treasury, accounting, human resources and information systems functions.

     Mr. Owens, age 42, joined the Company in May 1984 as Vice President - Engineering and served in that capacity until January 1996, at which time he was elected Senior Vice President and Chief Technology Officer. Mr. Owens is responsible for the Company's strategic technology and engineering functions.

     Mr. Solls, age 40, joined the Company in December 1994 as Vice President, Secretary and General Counsel. From February 1993 until joining the Company, Mr. Solls engaged in the private practice of law. From November 1990 until February 1993, Mr. Solls served as Senior Vice President, Secretary and General Counsel of Maxum Health Corp., a provider of medical diagnostic services. From 1988 to 1990, he served as Associate General Counsel for Republic Health Corporation (since renamed OrNda Health Corp.), a hospital management company.

     Officers are appointed by the Board of Directors and serve until their respective successors are appointed and qualified by the Board of Directors.

                  EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the compensation of the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer (the "Named Executives"), as well as the total compensation earned by each such individual for the last three fiscal years.

                        SUMMARY COMPENSATION TABLE


                                                               LONG-TERM
                                                             COMPENSATION
                                             ANNUAL            AWARDS--       ALL OTHER
                                          COMPENSATION        OPTIONS (1)   COMPENSATION
                                       -------------------   ------------   ------------
NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS         (#)              (2)
---------------------------     ----   --------   --------   ------------   ------------
Jackie R. Kimzey..............  1995   $208,000   $ 97,955           -         $16,716
  Chief Executive Officer       1994    191,435     92,736      70,000          15,708
                                1993    178,440     86,722      50,000          12,686

David J. Vucina...............  1995   $168,000   $101,722           -         $12,737
  President                     1994    149,511    108,675      70,000           8,290
                                1993    138,276    106,520      50,000           6,143

Bo Bernard....................  1995   $114,125   $ 51,803           -         $ 5,222
  Executive Vice President      1994    114,708     55,545      30,000           4,847
                                1993    108,000     40,594      15,000           3,937

Jan E. Gaulding...............  1995   $105,000   $ 35,320           -         $ 4,126
  Senior Vice President         1994     94,704     30,590      50,000           3,607
                                1993     87,900     23,484      10,000           3,248

Mark A. Solls.................  1995   $125,004   $ 33,250      20,000         $ 6,055
  Vice President and General    1994          -          -           -               -
   Counsel                      1993          -          -           -               -

-----------------------
(1)  Options to acquire shares of Common Stock.

(2) Amount represents premiums paid by the Company for compensatory split-dollar life and disability insurance including the portion attributable to term life insurance (less than $1,000 for each Named Executive) that is taxable compensation to the Named Executive.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes options to acquire shares of Common Stock granted to the Named Executives during 1995.


                                        INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                      ------------------------------------------------------    VALUE AT ASSUMED
                        NUMBER OF      % OF TOTAL                             ANNUAL RATES OF STOCK
                        SECURITIES       OPTIONS                                 PRICE APPRECIATION
                        UNDERLYING      GRANTED TO    EXERCISE                   FOR OPTION TERM (2)
                          OPTIONS      EMPLOYEES IN    PRICE      EXPIRATION   ---------------------
NAME                  GRANTED (#)(1)    FISCAL YEAR   ($/SHARE)       DATE         5%         10%
----                  --------------   ------------   ---------   ----------   ----------   --------
Jackie R. Kimzey.....      --               --            --           --          --          --
David J. Vucina......      --               --            --           --          --          --
Bo Bernard...........      --               --            --           --          --          --
Jan E. Gaulding......      --               --            --           --          --          --
Mark A. Solls........   20,000              43%         $14.25      1/3/2005    $179,200    $454,200

----------------
(1) All options were granted pursuant to the 1987 Incentive Stock Option Plan. The exercise price represents the fair market value of the Common Stock on the date of grant. The options have a term of ten years and vest in 25% cumulative annual increments over that period beginning with the first anniversary date of the grant.

(2) The potential realizable value portion of the table illustrates the values that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation in Common Stock over the term of the options. The price of Common Stock at the end of the ten year term of the options would be $23.21 assuming five percent annual appreciation and would be $36.96 assuming ten percent annual appreciation. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions. There can be no assurances that the potential values set forth in this table reflect the actual values that may be obtained by any of the Named Executives.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table summarizes options exercised during 1995 and presents the value of unexercised options held by the Named Executives at fiscal year-end.

                                                               NUMBER OF                 VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                                         AT FISCAL YEAR-END (#)         AT FISCAL YEAR-END (2)
                      SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
NAME                  ON EXERCISE (#)   REALIZED (1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                  ---------------   ------------   -----------   -------------   -----------   -------------
Jackie R. Kimzey....      96,168        $2,326,491       42,000          88,000      $  884,000      $1,692,250
David J. Vucina.....      91,732         1,540,704       42,500          90,000         881,813       1,736,000
Bo Bernard..........           -                 -       58,000          34,500       1,327,250         660,563
Jan E. Gaulding.....       4,675           122,719       56,325          46,500       1,244,944         823,438
Mark A. Solls.......           -                 -            -          20,000               -         305,000

----------------
(1) Value is calculated based on the remainder of the closing market price of Common Stock on the date of the exercise minus the exercise price multiplied by the number of shares to which the exercise relates.

(2) The last sales price of Common Stock as reported on the NASDAQ National Market on December 29, 1995, the last trading day of 1995, was $29.50. Value is calculated on the basis of the remainder of $29.50 minus the exercise price multiplied by the number of shares of Common Stock underlying the option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, the Compensation Committee was composed of Messrs. Bruns, Cash, Jungerman and Masur. No member of the Compensation Committee is an officer of the Company. Since March 1992, upon management's request, Impulse has provided consulting services in the area of personal communications technologies and services to the Company. Mr. Jungerman is the President of and owns a controlling interest in Impulse. During the last fiscal year, the Company paid Impulse approximately $28,300 for these consulting services.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee (the "Committee") of the Board of Directors has provided the following report:

GENERAL

     Executive compensation for 1995 was reflective of the accomplishments of the executive management team in managing the Company's resources to further implement the Company's growth strategy. Executive total compensation levels were above initial compensation targets just as the Company's results of operations exceeded the 1995 goals established in late 1994.

     The investment community measures performance in the paging industry through subscriber growth as well as financial measures. Because of the capital intensive nature of the paging industry, the financial performance measurement generally used by the investment community is earnings before other income (expense), income taxes, depreciation and amortization ("EBITDA"). The Company's 1995 financial performance was the result of further implementation of the Company's growth strategy as discussed below.

     In early 1993, after several months of study, the Company announced its plans to accelerate its growth through a program of acquiring smaller paging businesses that serve the broader commercial paging marketplace. The Company acquired four paging operations in 1994 and in 1995 increased its level of acquisition and integration activities. In 1995, the Company completed the acquisitions of nine paging operations for a total purchase price of approximately $91 million. These transactions increased the Company's subscriber base of over 353,800 at the end of 1994 by approximately 373,700 subscribers.

     Throughout 1995, management concentrated on integrating the acquisitions into its regional operating structure while maintaining its focus on EBITDA margins and subscriber growth generated by its internal sales force. The Company's EBITDA increased 56% from 1994 to 1995 while net revenues increased 72% during the same period. The 1995 EBITDA margin was 32% compared to an industry average of approximately 27%.

     The Company's internal subscriber growth rate was 36% compared to an industry average of approximately 30%. The Company's internal sales force generated 128,800 net new subscribers in 1995, increasing the total number of paging subscribers (including acquired subscribers) to approximately 856,300 at the end of 1995, a total increase of 140% from that at the end of 1994.

     As indicated in the enclosed Stock Performance Graph, the cumulative total stockholder return (assuming reinvestment of dividends) to the Company's stockholders shows a marked improvement from 1994. The index level for the Company increased from $282.94 for 1994 to $575.60 for 1995, a 103% increase compared to index levels for the Company's industry peer group of $248.91 for 1994 to $310.47 for 1995, a 25% increase.

EXECUTIVE COMPENSATION POLICY

     The Company's overall compensation philosophy is as follows:

     - Attract and retain quality talent, which is critical to both the short-term and long-term success of the Company.

     - Reinforce strategic performance objectives through the use of both annual and long-term incentive compensation programs.

     - Create a mutuality of interest between executive officers and stockholders through compensation structures that share the rewards and risks of strategic decision-making.

     - Encourage executives to achieve levels of ownership of stock in the Company that will align the executives' interests with those of the stockholders.

BASE COMPENSATION

     The Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Committee has defined the labor market as the pool of executives who are currently employed in similar positions in public companies with similar sales, with special emphasis placed on salaries paid by other companies in the paging industry. Market information is used as a frame of reference for annual salary adjustments and starting salaries. Salaries may also be adjusted for increased responsibilities or improved performance.

     The Committee makes salary decisions in a structured annual review with input from the Chief Executive Officer ("CEO"). This annual review considers the decision-making responsibilities of each position and the experience, work performance and team-building skills of position incumbents. The Committee places equal weight on work performance and team-building skills. The average base salaries for the three executive officers (excluding Mr. Solls, who joined the Company on December 31, 1994, and the CEO) which appear in the summary compensation table increased 8% in 1995.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive levels for executive officers are determined by the Committee and range from 20% to 45% of base salaries with maximum payout at two times the stated percentage. The annual incentive level for the CEO is 35% and the average annual incentive level for the four executive officers (excluding the CEO) which appear in the summary compensation table was 33% of the related base salaries. These levels are intended to contribute to management's dedication to achieve significant improvements in the Company's long-term financial performance. Management believes that over time, maximizing growth as evidenced by increased net revenues, EBITDA and subscribers contributes to stockholder return through increased stock price. All executive officers have annual incentives based on the two financial measures. The equally weighted financial measures of net revenues and EBITDA are set in November of the preceding fiscal year by the Committee with input from the CEO.

     The average annual incentive earned in 1995 by the four executive officers (other than the CEO) which appear in the summary compensation table was 43% of their base salaries. The increase in the incentive earned over the annual incentive level of 33% is directly related to the improvement in Company net revenues and EBITDA over the goals set by the Committee.

LONG-TERM INCENTIVE COMPENSATION

     Long-term incentives for executive officers are provided through grants of stock options under the Company's stock option plans. Stock options are intended to attract, retain and motivate executive officers by providing them with an equity participation in the Company, which further provides them with an incentive to maximize stockholder value. Stock options are granted based on competitive practice and position level, are priced at the prevailing market value and will only have value if the Company's stock price increases. The option program typically utilizes vesting periods of four and five years. Further, all options shall vest automatically upon a change in control of the Company.

CEO COMPENSATION

     Mr. Kimzey's base salary increased in 1995 by 9% and his annual incentive award was 47% of his base salary. The increase in the incentive earned over the annual incentive level of 35% is directly related to the improvement in Company net revenues and EBITDA over the goals set by the Committee.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     The CEO and President of the Company entered into three-year Employment Agreements with the Company which expire on May 31, 1997. These agreements specify the terms of employment, including the duties and certain restrictions and the compensation and benefits of such executives. The Employment Agreements state that if the executive's employment is terminated by the Company without cause or by the executive for good reason (as defined in the Employment Agreements) prior to a change in control of the Company, the executive shall be paid a lump sum in cash equal to his full annual base salary and his bonus paid in the prior fiscal year, as well as certain benefits. If the executive's employment is terminated by the Company without cause or by the executive for good reason after a change in control of the Company, the executive shall be paid a lump sum in cash equal to two times his annual base salary and his bonus paid for the prior fiscal year, as well as certain benefits. The Company has also entered into Change In Control Agreements with the remaining three named executive officers. The Change In Control Agreements provide for a payment of a lump sum in cash equal to the executive's annual base salary and bonus paid for the prior fiscal year (as well as certain benefits), payable to such executive in the event of a termination of employment without cause by the Company or by the executive for good reason (as defined in the Change in Control Agreement) after a change in control of the Company. The Employment Agreements and Change In Control Agreements also provide that an executive whose employment has terminated shall keep certain information confidential and shall not compete with the Company or its subsidiaries for one year following termination of employment.

SUMMARY

     The Committee believes the executive compensation policies and programs described in this report serve the interests of the stockholders and the Company. Pay delivered to executives is intended to be linked to, and commensurate with, Company performance and with stockholder expectations. We will continue to monitor the effectiveness and appropriateness of each of the components to reflect changes in the business environment.

              Harvey B. Cash,                         Thomas V. Bruns, MEMBER
  CHAIRMAN OF THE COMPENSATION COMMITTEE            Edward E. Jungerman, MEMBER
                                                        Mark C. Masur, MEMBER

                         CORPORATE PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock, with the cumulative total return of the NASDAQ Stock Market (U.S. Companies) Index and an index of companies in the telecommunications industry consisting of A+ Network, Inc., American Paging, Arch Communications Group, Inc., Metrocall, Inc., Mobile Telecommunications Technologies Corp., MobileMedia Corporation, Paging Network, Inc. and Teletouch Communications, Inc. (collectively, the "Peer Group") for the period beginning December 31, 1990, and ending December 31, 1995. The comparison assumes $100 was invested on December 31, 1990, in Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                                  [GRAPH]


                                  LEGEND

 INDEX DESCRIPTION         12/31/90 12/31/91 12/31/92 12/31/93 12/31/94 12/31/95
 -----------------         -------- -------- -------- -------- -------- --------
ProNet Inc.................   100    156.10   143.90   248.78   282.92   575.60
NASDAQ Stock Market
 (U.S. Companies)..........   100    160.56   186.87   214.51   209.69   296.30
Peer Group.................   100    116.12   164.71   250.96   248.91   310.47

-----------
(1) The lines represent monthly index levels derived from compounded daily returns that include all dividends.

(2) If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

(3)  The index level for all series was set to 100.00 on December 31, 1990.

                               INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young as the Company's independent auditor for the fiscal year ending December 31, 1996. Ernst & Young has been the auditor of the Company since the Company was founded in 1982. The Company anticipates that representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                                STOCKHOLDER PROPOSALS

     Should any stockholder desire to present a proposal at the 1997 Annual Meeting of Stockholders, the proposal must be received by the Company at its offices at 6340 LBJ Freeway, Dallas, Texas 75240 by not later than December 20, 1996.

                                    OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting by the Board of Directors or any stockholder, the persons named in the accompanying proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

                                             By Order of the Board of Directors

                                                       MARK A. SOLLS
                                                          Secretary

Dated: October 18, 1996

                               PRONET INC.
                            6340 LBJ FREEWAY
                            DALLAS, TX 75240

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PRONET INC.

     The undersigned appoints Jackie R. Kimzey and Mark A. Solls, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of ProNet Inc. held of record by the undersigned on October 3, 1996 at the Annual Meeting of Stockholders to be held on November 20, 1996, or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                          (CONTINUED ON REVERSE SIDE)

                             FOLD AND DETACH HERE

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

                                                                 PLEASE MARK
                                                                 YOUR VOTES AS  /X/
                                                                 INDICATED IN
                                                                 THIS EXAMPLE

1. ELECTION OF DIRECTORS.                            NOMINEES: Thomas V. Bruns, Harvey B. Cash, Edward E. Jungerman,
                                                               Jackie R. Kimzey, David J. Vucina

    FOR ALL NOMINEES            WITHHOLD             (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
  LISTED TO THE RIGHT           AUTHORITY            NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)
(EXCEPT AS MARKED TO THE  TO VOTE FOR ALL NOMINEES
      CONTRARY).            LISTED TO THE RIGHT.
        /  /                      /  /

2. To transact such other business as may properly come before the meeting or any adjournment thereof.


                                                                 Dated: ___________________________, 1996

                                                                 ________________________________________
                                                                 SIGNATURE

                                                                 ________________________________________
                                                                 SIGNATURE (if held jointly)

                                                                 Please sign exactly as your name appears hereon.
                                                                 When shares are held by joint tenants, both should
                                                                 sign. When signing as attorney, executor, administrator,
                                                                 trustee or guardian, please give full title as such. If a
                                                                 corporation, please sign in full corporate name by the
                                                                 president or other authorized officer. If a partnership,
                                                                 please sign in full partnership name by authorized person.

                                   FOLD AND DETACH HERE